Stockholder contact:	Gary Terpening 212-850-1533 gary.a.terpening@columbiamanagement.com

Media contact:	Charles Keller 612-678-7786 charles.r.keller@ampf.com

TRI-CONTINENTAL CORPORATION

HOLDS 82nd ANNUAL MEETING OF STOCKHOLDERS

MINNEAPOLIS, MN, April 12, 2012 – Tri-Continental Corporation (the “Corporation”) (NYSE: TY) today held its 82nd Annual Meeting of Stockholders (the “Meeting”) in Minneapolis, Minnesota. Stockholders voted in accordance with the recommendations of the Corporation’s Board of Directors on each of the two proposals at the Meeting.

Stockholders re-elected three Directors at the Meeting. The re-elected Directors are Mses. Kathleen Blatz, Pamela Carlton and Alison Taunton-Rigby. The re-elected Directors’ terms will expire at the Corporation’s 2015 annual meeting of stockholders. Stockholders also ratified the selection of Ernst & Young LLP as the Corporation’s independent registered public accounting firm for 2012.

Important Disclosures:

Investors should consider the investment objectives, risks, charges, and expenses of the Corporation carefully before investing. A prospectus containing information about the Fund (including its investment objectives, risks, charges, expenses, and other information about the Fund) may be obtained by contacting your financial advisor or visiting www.columbiamanagement.com. The prospectus should be read carefully before investing in the Fund. For more information, please call 800-TRI-1092 (800-874-1092) or visit columbiamanagement.com.

The net asset value of the Corporation’s shares may not always correspond to their market price. Shares of closed-end funds frequently trade at a discount from their net asset value. The Corporation‘s performance will reflect, in part, the investment decisions of its portfolio managers. Securities selected using the Corporation’s quantitative methods may perform differently from the market as a whole and there can be no assurance the Corporation’s quantitative methodology will enable it to achieve its objective. The Corporation’s share price may be adversely affected if the market value of its portfolio securities falls, fails to rise, or fluctuates due to factors affecting a single issuer, sector of the economy, industry or the market as a whole.

The Corporation‘s investment in foreign securities introduces risks not associated with investments in U.S. companies, including country risk, currency risk and custody risk which may result from political, regulatory, economic, social, and other conditions or events in a particular country, currency fluctuations and less developed custody and settlement practices. These risks may be more significant in emerging markets countries.

The Corporation's use of leverage may magnify losses and increase volatility of returns. The Corporation's use of derivatives may expose it to greater risks than are associated with investing directly in the investments underlying the derivatives. The Corporation’s investments in fixed income securities expose it to credit risk, interest rate risk, and prepayment and extension risk. These risks may be more pronounced for longer-term securities and high-yield securities (“junk bonds”).

The Corporation may invest in convertible securities, including convertible common and preferred stocks and convertible bonds. Convertible securities are subject both to the risks of their security type prior to conversion as well as their security type after conversion. The Corporation may be forced to convert a convertible security at an inopportune time, which may decrease the Corporations’ return.

There is no guarantee that the Corporation’s investment objective will be met, and you could lose money.

Tri-Continental is managed by Columbia Management Investment Advisers, LLC. This material is distributed by Columbia Management Investment Distributors, Inc., member FINRA.

Past performance does not guarantee future results.

NOT FDIC INSURED · MAY LOSE VALUE · NO BANK GUARANTEE · NOT A DEPOSIT · NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY

© 2012 Columbia Management Investment Advisers, LLC. All rights reserved.